Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of General Motors Acceptance Corporation on
Form S-3, as amended, of our report dated January 20, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the consolidation of certain variable interest entities and the change in the method of accounting for goodwill and other intangible assets), appearing in the Annual Report on Form 10-K of General Motors Acceptance Corporation for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement, as amended.

/s/  DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Detroit, Michigan

October 22, 2004